Exhibit 99.1

News Release

Nucor Announces Leon J. Topalian as Chair of the Board of Directors;

Names Christopher J. Kearney Lead Independent Director

CHARLOTTE, N.C. – September 15, 2022 – Nucor Corporation (NYSE: NUE) announced today that its President and Chief Executive Officer, Leon J. Topalian, has assumed the additional role of Chair of the Board of Directors and that Board member, Christopher J. Kearney, has been appointed Lead Director of the Board, both effective today. John H. Walker, a member of the Board since 2008 and most recently its Non-Executive Chairman, will continue to serve as a Board member.

Mr. Topalian has been President and Chief Executive Officer of Nucor and a member of its Board of Directors since 2020. Prior to that time, he held various leadership positions at Nucor, including President and Chief Operating Officer in 2019, Executive Vice President from 2017 to 2019, and Vice President from 2013 to 2017. Having joined Nucor in 1996, Mr. Topalian also has served as General Manager at two of Nucor’s facilities, in Arkansas and Illinois, as well as Melting and Casting Manager, an Operations Manager, a cold mill production supervisor and a project manager.

“I feel very privileged to take on this role at Nucor and thank the Board for its confidence in me,” Topalian said. “I want to thank John for his numerous contributions to Nucor. It has been an honor to work with him in his role as Non-Executive Chairman these past few years, and I have benefitted from his experience and perspective. I look forward to working closely with Chris and the rest of Board to continue to build on Nucor’s success.”

Mr. Kearney, who was unanimously chosen by the independent directors of Nucor’s Board of Directors to serve as Lead Director, has been an integral member of the Board since he joined in 2008. Mr. Kearney founded Eagle Marsh Holdings, LLC in 2016 and has served as its managing partner since inception. He also serves as a director of Otis Worldwide Corporation (having previously served as Executive Chairman of the Otis board of directors from 2020 to 2022) and served as a director of UTC from 2018 to 2020, prior to the spin-off of Otis from UTC. Mr. Kearney has served in various positions at SPX FLOW, Inc. (a spin-off of SPX Corporation) from 2015 to 2017 (including as Non-Executive Chairman of its board of directors and as Chairman, President and Chief Executive Officer) and SPX Corporation from 1997 to 2015 (including as its Chairman, President and Chief Executive Officer, Vice President, Secretary and General Counsel and as a member of the board). Mr. Kearney was also director of Polypore International, Inc. from 2012 to 2015.

“I am honored to have been chosen by my fellow directors to serve as Lead Director of the Board and welcome the opportunity to serve the Board and all Nucor teammates in this new role,” Kearney said. “These changes reflect the thoughtful, planned transition of leadership at Nucor.”

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel racking; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; insulated metal panels; overhead doors; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Contact Information

For Investor/Analyst Inquiries - Paul Donnelly, 704-264-8807, or Gregg Lucas, 704-972-1841

For Media Inquiries - Katherine Miller, 704-353-9015